UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2021

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32657	98-0363970
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Crown House 4 Par-la-Ville Road Second Floor Hamilton, HM08 Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

(441) 292-1510

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common shares	NBR	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement.

On May 27, 2021, Nabors Industries Ltd., a Bermuda exempted company (the “Company”) announced that the Board of Directors declared a distribution (the “Warrant Distribution”) to the holders of record of the Company’s common shares, par value $0.05 per share (the “Common Shares”), from contributed surplus, in the form of warrants to purchase Common Shares (the “Warrants”). The Warrants were issued on the terms and conditions described in the Warrant Agreement (as defined below and attached as an exhibit hereto) and will be distributed on June 11, 2021, to the holders of record of Common Shares as of the close of business on June 4, 2021 (the “Distribution Record Date”).

Pursuant to the terms of the Warrant Agreement, dated as of June 10, 2021, between the Company and Computershare Trust Company, N.A., as Warrant Agent (the “Warrant Agreement”), each holder of record of Common Shares as of the Distribution Record Date will receive two-fifths of a Warrant (rounded down for any fractional Warrant) per Common Share as of the Distribution Record Date, expected to be approximately 3,742,310 million Warrants in the aggregate.

Each Warrant will represent the right to purchase one Common Share at an initial exercise price of $166.66667 per Warrant, subject to certain adjustments (the “Exercise Price”). In addition, Warrants submitted for exercise may be eligible to receive an additional one-third Common Share pursuant to the terms and conditions set forth in the Warrant Agreement. Payment for Common Shares on exercise of Warrants may be in (i) cash or (ii) Designated Notes, as defined in the Warrant Agreement, subject to compliance with applicable procedures with respect to the delivery of the Warrants and Designated Notes. The Exercise Price and the number of Common Shares issuable upon exercise are subject to certain anti-dilution adjustments, including for share dividends, splits, subdivisions, spin-offs, consolidations, reclassifications, combinations, noncash distributions, cash dividends, pro rata repurchases, and similar transactions, including certain issuances of Common Shares (or securities exercisable or convertible into or exchangeable for Common Shares) at a price (or having a conversion price) that is less than 95 % of the market price of the Common Shares. The Warrants may be exercised up to 5:00 p.m. New York City time on the Expiration Date, as defined in the Warrant Agreement, which is currently June 11, 2026, but which may be accelerated at any time by the Company upon 20-days’ prior notice. The Company has applied to list the Warrants on the over-the-counter market.

Holders may exercise the Warrants by delivering a completed form of election to purchase Common Shares and payment of the then-current exercise price in U.S. dollars by certified or official bank check payable to the order of the Company, or with certain of the Company’s and its subsidiaries’ issued and outstanding notes – as designated by the Company from time to time – at face value. Upon such delivery, the Company will issue such whole number of Common Shares as the exercising Warrant holder is entitled to receive. An ownership limitation is in place such that a holder of Warrants is not permitted to exercise Warrants for any Common Shares if following such exercise the holder will have beneficial ownership of Common Shares in excess of 4.9% of the then issued and outstanding Common Shares (excluding shares held by subsidiaries); provided, that a holder of Common Shares in excess of 4.9% of the issued and outstanding Common Shares as of May 27, 2021 will be entitled to exercise Warrants received in the Warrant Distribution.

The foregoing description of the Warrants and the Warrant Agreement is only a summary and is qualified in its entirety by reference to the complete description of the terms of the Warrants set forth in the Warrant Agreement (including the Form of Warrant attached thereto), which is filed as an exhibit to this Form 8-K.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Warrant Agreement (including Form of Warrant), dated June 10, 2021, between the Company and Computershare Trust Company, N.A., as Warrant Agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABORS INDUSTRIES LTD.

	By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Date: June 10, 2021		Title: Corporate Secretary